Exhibit 99.1
                              Fiscal Quarter Ended
                                 January 31,2007


Mass Megawatts Wind Power, Inc. (OTC bulletin Board: MMGW) reports results for the fiscal quarter ended January 31,2007.


WORCESTER, MA., March 19,2007 /PRNewswire-FirstCall/ -- Mass Megawatts Wind Power, Inc. (OTC Bulletin Board: MMGW) reports a net loss of one cent per share or $54,562 in the third fiscal quarter or three month period ended January 31, 2007. In the third quarter of the previous year, there was a net loss of four cents per share or $119,435.

Mass Megawatts (www.massmegawatts.com) has very little debt and only 3,722,982
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shares issued and outstanding.

Mass Megawatts uses several patented innovations to reduce the cost of producing wind power. Some new wind energy improvements include the use of less material and a reduction of custom made parts.

In the past five years, the wind industry achieved a growth rate of more than 25 percent per year. In 2006, more than $9 billion of new wind power plants worldwide were constructed.

For more information, the web site is www.massmegawatts.com and the company can be reached at the phone number of (508) 751-5432.

This press release contains forward-looking statements that could be affected by risks and uncertainties, including but not limited to Mass Megawatts Wind Power, Inc. ability to produce a cost-effective wind energy conversion device. Among the factors that could cause actual events to differ materially from those indicated herein are: the failure of Mass Megawatts Wind Power, Inc. to achieve or maintain necessary zoning approvals with respect to the location of its MAT power developments; the ability to remain competitive; to finance the marketing and sales of its electricity; general economic conditions; and other risk factors detailed in periodic reports filed by Mass Megawatts Wind Power, Inc.

Contact:

Jon Ricker (508) 751-5432
JonRicker@massmegawatts.com

www.massmegawatts.com